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For Immediate Release

American Metal & Technology, Inc. Announces Preliminary Second Quarter 2008 Results

Hebei, China – July 22, 2008 – American Metal & Technology, Inc. (OTC BB: AMGY) (“American Metal,” the “Company”), a leading manufacturer in the People’s Republic of China engaged in the development, manufacture and sale of high-precision metal casting and metal fabrication products to European and U.S. markets and microprocessor-controlled electronic circuit boards in China, today announced preliminary results for the second quarter ended June 30, 2008. The Company will release full quarterly results prior to filing second quarter results on Form 10-Q.

Based on preliminary results, American Metal generated revenues of approximately $4.9 million to $5.1 million for the quarter ended June 30, 2008, an increase of approximately 107% from $2.4 million in the same period a year ago. Revenue growth resulted from increased fulfillment of customer orders related to greater capacity and higher raw materials costs, which were passed on to customers. Net margin improved to approximately 25.0% from 20.2% in the year-ago quarter.

Preliminary net income increased 157% to approximately $1.2 million to $1.3 million from $0.5 million for the second quarter of 2007.

“During the second quarter, demand continued to outpace our production capacity, which enabled us to fill orders with high gross margins,” said Mr. Chen Gao, Chairman and Chief Executive Officer of American Metal. “This was the first full quarter in which all 60 of our high-precision lathe machines were installed and operational, which allowed us to fulfill additional orders from our existing customers.”

Outlook

Based on greater-than-expected second-quarter results, the Company is increasing its expectation for full-year 2008 net income to a range of $3.7 million to $4.0 million from net income of $3.2 million to $3.4 million. Full-year guidance assumes a mix of multiple products at varying price points and increased efficiencies as the Company gains additional experience with its customer base.

“Our increased guidance reflects our enhanced performance through the first half of 2008 and our continuing favorable view of our prospects in our chosen markets,” Mr. Gao said. “We are continuing to pursue our goal of 40% annual revenue growth from those markets, and to support that growth, we are expanding production capacity over three phases. Phase two of that expansion is due to come online at the end of this year, and phase three of the expansion is targeted for commencement in 2009.”

About American Metal & Technology, Inc.

American Metal & Technology, through its wholly-owned subsidiary American Metal Technology Group ("AMTG"), a Nevada Corporation, and through AMTG's subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. and American Metal Technology (Lang Fang) Co., Ltd., is a leading manufacturer of high-precision casting and machined products in the People's Republic of China. The subsidiaries operate in a 53,819-square-foot manufacturing plant. In 2006, AMTG expanded into the design and manufacture of electric circuit boards for home appliances and motion controllers. The Company recently announced facility expansion plans to increase casting product capacity by 50% and enhance the development and manufacturing of its circuit board solutions at its Lang fang manufacturing center. To learn more about American Metal & Technology, Inc., please visit the Company's Web site at: http://www.ammyusa.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports filed with the Securities and Exchange Commission.

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